Exhibit 99.1

INTEGRATED HEALTHCARE HOLDINGS ANNOUNCES EXECUTIVE CHANGES

COSTA MESA, Calif. - July 6, 2005 - Integrated Healthcare Holdings, Inc. (IHHI) (OTCBB: IHCH) announced that James T. Ligon, a founder of the company and formerly its Chief Financial Officer (CFO), has assumed the new position of Executive Vice President of Mergers and Acquisitions. Replacing Ligon as CFO is Steven R. Blake, who has been serving as the company's Chief Accounting Officer
(CAO) since March 21, 2005. Blake will continue to serve as CAO simultaneously while in his new position as CFO.

Blake, a California licensed Certified Public Accountant (CPA), came to IHHI with over twenty years of experience in multi-hospital financial management. He also has extensive experience serving in financial roles with public companies. Most recently, he served as Regional Vice President of Finance for Tenet Healthcare Corporation, a position he held for over seventeen years. In this position, Blake was responsible for the financial management of numerous Tenet assets covering five western states (California, Arizona, Washington, Nebraska and Texas). Blake's strong hospital financial background combined with his knowledge of public company requirements made him a strong addition to IHHI's corporate team, and since Blake started with IHHI as CAO plans have been under development regarding his eventual transition to CFO.

Ligon said, "Steven's wealth of knowledge and experience has made his transition to CFO a very natural one for the company, and one that has been in preparation for some time."

Larry Anderson, President of IHHI, stated, "These executive changes support the company's forward-looking plans for future acquisitions."

About Integrated Healthcare Holdings, Inc.

IHHI is a hospital management company created to provide high-quality healthcare services through the acquisition and management of financially distressed or poorly performing healthcare facilities. In March 2005 IHHI acquired from Tenet Healthcare Corp. four facilities representing approximately 12% of the hospital beds in Orange County, California. Management's focus is on reducing overhead, improving relationships with insurance companies and HMOs, and enhancing financial and operating procedures, notably reduction of bad debt and collection of accounts receivable and government reimbursements.

This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings, Inc., which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-KSB under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. IHHI assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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